Exhibit 5.1
October 25, 2007
Petro Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
Gentlemen:
     We have acted as counsel to Petro Resources Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering and sale (the “Offering”) by the Company pursuant to a prospectus forming a part of the Company’s Registration Statement on Form SB-2, File No. 333-145735 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 14,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), together with up to 2,100,000 additional shares of Common Stock that may be sold by the Company pursuant to the underwriters’ over-allotment option as described in the Registration Statement (the “Additional Shares”).
     In connection with the opinion expressed herein, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Company’s certificate of incorporation, (iii) the Company’s amended and restated bylaws, (iv) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, and (v) the form of underwriting agreement relating to the Shares in the form filed as an exhibit to the Registration Statement and approved by the Board of Directors of the Company (the “Underwriting Agreement”). We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, we have examined, reviewed and relied upon certificates of officers of Company and faxes and certificates of public officials, without further investigation as to the facts set forth therein.
     In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing the documents reviewed by us, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

     On the basis of the foregoing, it is our opinion that, when offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized, validly issued, fully paid and nonassessable.
     This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, including its statutory provisions, all applicable provisions of the Delaware Constitution, and all reported judicial decisions interpreting such provisions.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference of our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,
/s/ Burleson Cooke L.L.P.
Burleson Cooke L.L.P.

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